As filed with the Securities and Exchange Commission on May 14, 2004

Registration No. 333-114134

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933

SANTARUS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	33-0734433 (I.R.S. Employer Identification No.)

10590 West Ocean Air Drive
Suite 200
San Diego, CA 92130
(858) 314-5700
(Address of principal executive offices, including zip code, and telephone number)

Santarus, Inc. 2004 Equity Incentive Award Plan
Santarus, Inc. 1998 Stock Option Plan
Santarus, Inc. Employee Stock Purchase Plan
(Full title of the plans)

Gerald T. Proehl
President and Chief Executive Officer
Santarus, Inc.
10590 West Ocean Air Drive
Suite 200
San Diego, CA 92130
(858) 314-5700
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Scott N. Wolfe, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 300
San Diego, CA 92130
(858) 523-5400

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-114134) (the “Registration Statement”) amends and restates Part II of the Registration Statement as follows:

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.     Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Santarus, Inc. (the “Company”), are incorporated by reference in this Registration Statement:

(a)	the Prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-111515), on March 31, 2004, which contains audited financial statements of the Company for the latest fiscal year for which such statements have been filed;

(b)	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed by the Company on May 13, 2004 (File No. 000-50651); and

(c)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 24, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item  4.     Description of Securities.

     Not applicable.

Item  5.     Interests of Named Experts and Counsel.

     Not applicable.

Item  6.     Indemnification of Directors and Officers.

     The Company is incorporated under the laws of the State of Delaware. As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of the Company’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

     These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s amended and restated certificate of incorporation also authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

     As permitted by Section 145 of the Delaware General Corporation Law, the Company’s bylaws provide that:

•	the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Company’s bylaws are not exclusive.

     The Company’s amended and restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above. In addition, the Company has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, the Company has purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances.

Item  7.     Exemption From Registration Claimed.

     Not applicable.

Item  8.     Exhibits.

     The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
Number	Document
4.1*	Santarus, Inc. 2004 Equity Incentive Award Plan

4.2**	Santarus, Inc. 1998 Stock Option Plan

4.3*	Santarus, Inc. Employee Stock Purchase Plan

5.1***	Opinion of Latham & Watkins LLP

23.1****	Consent of Ernst & Young LLP, Independent Auditors

23.2***	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1***	Power of Attorney (included in the signature page of this Registration Statement)

*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 13, 2004 (File No. 000-50651).

**	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-111515).

***	Incorporated by reference to the Company’s Registration Statement on Form S-8, as amended (File No. 333-114134).

****	Filed herewith.

Item  9.     Undertakings.

     (a)      The undersigned registrant hereby undertakes:

          (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

          (iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 14th day of May, 2004.

SANTARUS, INC.
By:	/s/ Debra P. Crawford
Debra P. Crawford
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
Gerald T. Proehl* Gerald T. Proehl	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Debra P. Crawford Debra P. Crawford	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)
David F. Hale* David F. Hale	Chairman of the Board
Rodney A. Ferguson, J.D., Ph.D.* Rodney A. Ferguson, J.D., Ph.D.	Director
Maxine Gowen, Ph.D.* Maxine Gowen, Ph.D.	Director

Signature	Title
Michael E. Herman* Michael E. Herman	Director
Arthur J. Klausner* Arthur J. Klausner	Director
Frederik Vincent van der Have* Frederik Vincent van der Have	Director

By:	*/s/ Debra P. Crawford
Debra P. Crawford, Attorney-in-Fact

INDEX TO EXHIBITS

     The following is a list of exhibits filed as part of this Post-Effective Amendment No. 1 to the Registration Statement, which are incorporated herein:

Exhibit
Number	Document
4.1*	Santarus, Inc. 2004 Equity Incentive Award Plan

4.2**	Santarus, Inc. 1998 Stock Option Plan

4.3*	Santarus, Inc. Employee Stock Purchase Plan

5.1***	Opinion of Latham & Watkins LLP

23.1****	Consent of Ernst & Young LLP, Independent Auditors

23.2***	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1***	Power of Attorney (included in the signature page of this Registration Statement)

*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 13, 2004 (File No. 000-50651).

**	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-111515).

***	Incorporated by reference to the Company’s Registration Statement on Form S-8, as amended (File No. 333-114134).

****	Filed herewith.